Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Presto Automation Inc. of our report dated September 27, 2022, relating to the consolidated financial statements of E La Carte, Inc. (dba Presto) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

October 21, 2022